Exhibit 99.E

FRIEDMAN FLEISCHER & LOWE, LLC
One Maritime Plaza, 10th Floor
San Francisco, California 94111

October 18, 2005

Madison Dearborn Capital Partners III, L.P.

Madison Dearborn Special Equity III, L.P.

Three First National Plaza

Suite 3800

Chicago, IL 60602

Attention:  Mark B. Tresnowski

Re:  Sale by Friedman Fleischer & Lowe, LLC, as agent (in such capacity, the “Agent”), on behalf of certain limited partners (the “Participating LPs”) of Friedman Fleischer & Lowe Capital Partners, L.P. and FFL Executive Partners, L.P. (collectively, the “Funds”), and certain members (the “Participating Members” and together with the Participating LPs, the “Sellers”) of Friedman Fleischer & Lowe GP, LLC  of 1,047,739  shares (the “Shares”) of Common Stock, par value $.01 per share, of CapitalSource Inc., a Delaware corporation (the “Issuer”), to Madison Dearborn Capital Partners III, L.P. and Madison Dearborn Special Equity III, L.P. (collectively, the “Buyer”)

Ladies and Gentlemen:

The parties, intending to be legally bound, hereby agree as follows:

1.                                       Subject to the terms and conditions set forth in this Agreement, the Agent, on behalf of the Sellers, agrees to sell, and the Buyer agrees to purchase, the Shares on the date hereof (the “Trade Date”) in exchange for an aggregate purchase price of $22,945,484.10 (the “Purchase Price”).

2.                                       On the Trade Date,

(a)                                  The Agent, on behalf of the Sellers, shall deliver to the Buyer certificates representing the Shares, duly endorsed in blank or with duly executed stock powers attached and free of all restrictive legends (other than customary restricted stock legends required as a result of the Buyer’s status as an affiliate of the Issuer under Rule 144 and any legends required under agreements between the Issuer and the Buyer).

(b)                                 The Buyer shall deliver the Purchase Price to the Agent, for the accounts of the Sellers, by wire transfer of immediately available funds to a bank account designated by the Agent, on behalf of the Sellers, in writing.

3.                                       Each of the parties hereto represents and warrants to the other parties hereto that it has the power and authority to enter into this Agreement and perform its obligations under this Agreement, that it has duly executed and delivered this Agreement, and that this Agreement is a valid and binding obligation of such party.

4.                                       The Agent, on behalf of the Sellers, represents and warrants to the Buyer (as of the Trade Date) that (i) the Shares being sold by the Sellers hereunder were received in a pro rata distribution of the Shares by the Funds or the LLC, as the case may be (in accordance with and pursuant to the existing distribution provisions contained in the respective partnership or operating agreements), completed on October 17, 2005, (ii) none of the Sellers is, or was during the past three months, a director, officer or beneficial owner of 10% or more of the outstanding capital stock of the Issuer or otherwise an “affiliate” (within the meaning of Rule 144 under the Securities Act of 1933) of the Issuer, (iii) the Sellers are the sole legal and beneficial owners of the Shares and (iv) the delivery of the Shares to be sold by the Sellers hereunder (upon payment therefor pursuant to this Agreement) will pass valid title to such Shares to Buyer, free and clear of any and all Liens (as defined below) other than Liens imposed on the Buyer by the Issuer or applicable law.  The Agent, on behalf of the Sellers, represents and warrants that the Shares were originally acquired by the Funds on or before August 31, 2003, in a transaction not involving a public offering and that the Funds paid the full purchase price in cash for the Shares on or before such date.  As used herein, “Lien” means any security interest, pledge, lien, charge, equitable interest, claim, right of first refusal, adverse claim (within the meaning of Section 8-102 of the New York Uniform Commercial Code) or restrictions of any kind, including, but not limited to, any restriction on the voting or other exercise of any attributes of ownership.

5.                                       The Buyer represents and warrants to the Agent, on behalf of the Sellers, (as of the Trade Date) that:

(a)                                  The Buyer is purchasing the Shares for its own account and not with a view to the distribution or resale of the Shares except pursuant to a registration statement declared effective under, or an exemption from the requirements of, the Securities Act.

(b)                                 The Buyer (i) is a sophisticated purchaser with respect to the purchase of the Shares, (ii) is able to bear the economic risk associated with the purchase of the Shares, (iii) has adequate information concerning the business and financial condition of the Issuer to make an informed decision regarding the purchase of the Shares, (iv) has such knowledge and experience, and has made investments of a similar nature, so as to be aware of the risks and uncertainties inherent in the purchase of the Shares and (v) has independently and without reliance upon the Seller, and based on such information as the Buyer has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that the Buyer has relied upon the Agent’s express representations and warranties in this Agreement.  The Buyer acknowledges that neither the Agent nor any Seller has given the Buyer any investment advice or opinion on whether the purchase of the Shares is prudent.  The Buyer further acknowledges that neither the Agent nor any Seller has not made any representation or warranty whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Issuer or with respect to the value or terms of the Shares.  The Buyer is an “accredited investor” as defined in Rule 501 under the Securities Act.

(c)                                  The Buyer acknowledges that (i) the Agent and the Sellers currently may have, and later may come into possession of, information with respect to the Shares, the Issuer or any affiliate of the Issuer that is not known to the Buyer and that may be material to a decision to acquire the Shares (“Buyer Excluded Information”), (ii) the Buyer has determined to purchase the Shares notwithstanding its lack of knowledge of the Buyer Excluded Information, and (iii) neither the Agent nor any of the Sellers shall have any liability to the Buyer, and the Buyer waives and releases any claims that it might have against the Agent or any of the Sellers, or any of their officers, directors, agents, representatives, partners, members, controlling persons, investment advisors or affiliates, whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Buyer Excluded Information in connection with the transactions contemplated hereby; provided, however, that the Buyer Excluded Information shall not and does not affect the truth or accuracy of Agent’s representations or warranties in this Agreement.

6.                                       Each party acknowledges that the other party is relying on its representations and warranties set forth in this Agreement in entering into this Agreement and engaging in the transactions contemplated hereby, and that the other party would not enter into this Agreement or engage in the transactions contemplated hereby in the absence of its representations and warranties contained herein.  Except as expressly stated in this Agreement, neither party makes any representations or warranties, express or implied, with respect to the Shares or the transactions contemplated hereby.

7.                                       If the Issuer and/or its transfer agent requires a legal opinion from counsel to the Agent and/or the Sellers with respect to the sale of the Shares to the Buyer, the Agent hereby agrees, on behalf of itself and the Sellers, to cause such counsel to issue a reliance letter to Buyer so that the Buyer may rely on any such legal opinion as of the time of its delivery to the Issuer and/or its transfer agent as if such legal opinion were addressed to Buyer.

8.                                       The parties agree to bear their own respective legal and other costs and expenses for preparing, negotiating, executing, and implementing this Agreement and consummating the transactions contemplated under this Agreement.

9.                                       This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by the Agent and the Buyer.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto.

10.                                 This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without reference to applicable principles of conflicts of laws that would mandate the application of the laws of another jurisdiction.

11.                                 This Agreement may be executed in any number of counterparts (including by facsimile), each of which shall be an original and all of which taken together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

If you are in agreement with the terms and provisions of the foregoing Agreement, please sign this Agreement in the space indicated and return a copy of the same to the Agent, whereupon this Agreement shall become a binding agreement between the Agent and the Buyer.

Very truly yours,

FRIEDMAN FLEISCHER & LOWE, LLC, on behalf of itself
and as Agent for the Sellers

By:	/s/ Christopher A. Masto
Name: Christopher A. Masto
Title: Managing Member

ACCEPTED AND AGREED:

MADISON DEARBORN CAPITAL PARTNERS III, L.P.

By: Madison Dearborn Partners, LLC

Its: General Partner

By: Madison Dearborn Partners III, L.P.

Its: General Partner

By:	/s/Mark B. Tresnowski
Mark B. Tresnowski
Its: Managing Director

MADISON DEARBORN SPECIAL EQUITY III, L.P.

By: Madison Dearborn Partners, LLC

Its: General Partner

By: Madison Dearborn Partners III, L.P.

Its: General Partner

By:	/s/Mark B. Tresnowski
Mark B. Tresnowski
Its: Managing Director